UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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GAMESQUARE HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

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Explanatory Note: On October 2, 2025, GameSquare Holdings, Inc. (the “Company”) issued the following press release in connection with the Company’s 2025 Annual Meeting of Stockholders. A copy of the press release can be found below

Justin Kenna

Chief Executive Officer

justin@gamesquare.com

October 2, 2025

Dear Fellow Shareholders,

As CEO of GameSquare, I am writing to you today with urgency and conviction. We stand at a pivotal juncture in our Company’s evolution, and your voice matters more now than ever. This letter is both a call to action and an update on the progress we are making.

To Unleash GameSquare’s Full Potential We Need Your Vote by October 6

On September 29, 2025, we issued a press release reminding shareholders to vote your shares by October 6, 2025, ahead of our Annual Meeting scheduled for October 7.

We ask you to vote FOR all director nominees and all proposing resolutions, including a key statutory merger with a wholly-owned subsidiary. I want to stress that the statutory merger vote is technical in nature, but it is essential.

Approving this proposal allows GameSquare to:

●	modernize and simplify our governing documents,

●	provide strategic flexibility to support future growth and capital markets initiatives, and

●	align our governance framework with best-in-class market practices.

Let me be clear: your vote matters. Regardless of the size of your holdings, your proxy is powerful. Without broad support, we risk stalling our transformation. Do not allow inertia to undermine the progress we have worked so hard to build.

Shareholders who have any questions or require assistance with voting may contact the Company’s proxy solicitation agent and shareholder communications advisor:

Laurel Hill Advisory Group

Toll Free (North America): 1-888.742.1305

International: +1-416-304-0211

By Email: Jdepinto@laurelhill.com

Strategic Progress Acquisition of Click Management & Operational Optimization

Since that call to action, we have continued executing with discipline and purpose. On September 11, 2025, GameSquare announced the acquisition of Click Management, a high-performing talent agency, with the expectation that this move will be accretive to profitability in 2025.

Key Highlights of the Click Acquisition:

●	Click Management generated $12.4 million in revenue in 2024 and has closed over 545 commercial deals globally.

●	We expect, in the second half of 2025, Click will contribute $14.5 million annualized of pro-forma revenue and about $1.2 million of annualized pro-forma EBITDA, before we realize any operating synergies.

GameSquare’s Strong Financial and Operating Position Driving Positive Momentum

●	On a pro forma basis, we expect $36.8 million in revenue and $2.9 million in adjusted EBITDA for the second half of 2025.

●	As of August 31, 2025, we held $87.7 million in cash and on-chain holdings, with less than $2 million of debt outstanding.

●	We have divested Frankly Media, a low-margin operation that despite having revenue of $46.9 million in 2024, contributed to an EBITDA loss of $1.1 million.

●	We are consolidating Sideqik into our Stream Hatchet offering under the unified “Hatchet” brand, reducing annual operating expenses by approximately $1.25 million.

As you can see, we are pruning non-performers, integrating high-growth talent infrastructure, and sharpening our cost discipline. The result is a leaner, stronger GameSquare that is primed to scale profitably.

Your Vote Is Now a Strategic Lever

Our transformation is real and gaining momentum. Every structural upgrade, every acquisition, every divestiture is calibrated to create real shareholder value. But the continued success of our long-term strategic plan is contingent on governance that is modern, agile, and ready to guide a company.

By voting FOR our director nominees and proposed resolutions, you are endorsing a bold future:

●	You enable a streamlined corporate structure capable of faster decision-making.

●	You validate the leadership team’s vision.

●	You ensure we have the flexibility to pursue capital raises, strategic partnerships, and growth initiatives without encumbrances.

I understand that in periods of change, skepticism is natural. But I ask you to trust in what we are building.

Looking Ahead with Confidence

We are entering a new chapter of GameSquare. The Click acquisition accelerates our access to top-tier talent and brand relationships. The corporate simplification and governance modernization pave the way for smarter capital allocation and greater strategic optionality. Our cash and on-chain reserves give us strength and optionality in uncertain markets.

But none of that is guaranteed. Execution is everything—and we cannot falter now.

Please cast your vote by October 6, 2025. Vote FOR the merger, FOR our director slate, and FOR the other proposals. Do not let this moment slip.

Together, we will build a GameSquare that is nimble, profitable, and positioned to dominate at the frontier of gaming, creators, media, and onchain innovation.

Thank you for your trust, your vote, and your belief in what we can achieve together.

Sincerely,

Justin Kenna

Chief Executive Officer

GameSquare Holdings, Inc.